Exhibit 10.13

PROMISSORY NOTE

$90,000	April 13, 2000

For value received, the undersigned promises to pay Sunesis Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), at its principal office the principal sum of $90,000 with interest from the date hereof at a rate of 6.60% per annum, compounded semiannually, on the unpaid balance of such principal sum.  Such principal and interest shall be due and payable 180 days following the termination of the undersigned.

Principal and interest are payable in lawful money of the Unites States of America.  AMOUNTS DUE UNDER THIS NOTE MAY BE PAID AT ANY TIME WITHOUT PREMIUM OR PENALTY.

Notwithstanding the foregoing, this Note may be forgiven in whole in part as expressly set forth in Section 5(a) of that certain Employment Agreement between the Company and the undersigned.

Should suit be commenced to collect any sums due under this Note, such sum as the Court may deem reasonable shall be added hereto as attorney’s fees.  The makers an endorsers have severally waived presentment for payment, protest, notice of protest and notice of nonpayment of this Note.

This Note, which is full recourse, is secured by a pledge of certain shares of Common Stock of the Company and is subject to the terms of a Pledge and Security Agreement between the undersigned and the Company of even date herewith.

/s/ Daryl Winter
Daryl Winter

1

Employment Agreement

April 5, 2000

Daryl Winter

3530 Crestmoor Drive

San Bruno, CA 94066

Dear Daryl:

On behalf of Sunesis Pharmaceuticals Incorporated (the “Company”), I am pleased to offer you the position of Senior Vice President & General Counsel of the Company.  Speaking for myself, as well as the other members of the Company’s Board of Directors, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.             Position.

a.             You will become Senior Vice President & General Counsel of the Company, working out of the Company’s offices in Redwood City, California.  You will initially report to Jim Wells, and upon his/her hire, to the Company’s Chief Executive Officer.  As General Counsel, you will have overall responsibility for the Company’s corporate legal functions, including but not limited to, serving as secretary of the Company’s Board of Directors and Corporate Secretary.

b.             You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the  Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.  It is contemplated that you may serve on boards of directors of other, non-competitive companies, and the Sunesis Board of Directors will not unreasonably withhold its consent from such participation.  Such participation shall not exceed the greater of six (6) days per year or such number of days as is required for you to serve on the board of directors of one such company.  It is also contemplated that you will spend no more than six (6) days during the first six months of your employment, which will not interfere with your duties contemplated by this Agreement, winding up certain matters with and for your immediately previous employer.  Such activity will not be considered a violation of this Agreement.

2.             Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before April 1, 2000 (the “Start Date”).

3.             Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.             Compensation.

a.             Base Salary.  You will be paid a monthly salary of $16,666.66 which is equivalent to $200,000 on an annualized basis.  Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company).  Your base salary will be reviewed annually for adjustment based on cost of living and merit, at the discretion of the Board of Directors, but will not be reduced.

b.             Bonus.  You will receive an annual guaranteed bonus of not less than $25,000, which will be reviewed along with your base salary.  This bonus will be paid to you 1/24 each pay period so long as you are employed by Sunesis.  You will also be eligible to earn incentive bonuses in future years, based on achievement of objectives.

5.             Stock Options.

a.             Initial Option Grant.  In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 300,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant (currently $0.30 per share) (the “Option”).  The shares subject to the Option will vest over four (4) years as follows: 75,000 Shares will vest one (1) year following your Start Date and the remaining 225,000 Shares will vest monthly over the final three (3) years.  The Option may be exercised prior to vesting by you entering into (i) a promissory note with the Company bearing the lowest rate of interest to avoid imputed income to you and (ii) a standard form of restricted stock purchase agreement with the Company.  If you do exercise the option prior to vesting with a promissory note, the loan will be forgiven upon the earlier of the termination of your services to the Company (so long as termination occurs after April 1, 2001, as more fully described below) or the expiration of four (4) years following the making of the loan.  In the event forgiveness of the loan is triggered by the cessation of your services to the Company, the Company will forgive 25% of the loan and accrued interest if your employment has reached its first anniversary, plus 1/36 of the remaining principal and accrued interest at the expiration of each month following the first anniversary of your employment; provided, however, that repayment of the loan, to the extent unforgiven, will be due 180 days following your cessation of performing services for the Company.  In the event your employment terminates due to your termination by the Company without “cause” as defined in this Agreement or due to your resignation under paragraph 9(iv) of this Agreement, then the loan will be forgiven; and in the event your employment terminates due to death or Disability (as defined below), one-half of the unforgiven amount will be forgiven.  Vesting of the Option will depend on your continued service to the Company.  The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 1998 Stock Plan and the Stock Option Agreement between you and the Company.

b.             Subsequent Option Grants.  You will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company.

6.             Benefits.

a.             Insurance Benefits.  The Company will provide you with standard medical and dental insurance benefits.  In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection.  Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

b.             Vacation.  You will be entitled to three weeks paid vacation per year, prorated for the remainder of this calendar year.

c.             Housing Expense.  The Company will provide you with a loan (full recourse and secured by your stock, or other mutually acceptable structure) in the amount of $100,000.  The loan will be forgiven upon the earlier of the termination of the services you provide to the Company (to the extent provided below) or the expiration of five (5) years following the making of the loan.  In the event forgiveness of the loan is triggered by the cessation of your provision of services to the Company, the Company will forgive 20% of the loan and accrued interest if your employment has reached its first anniversary, plus 1/48 of the remaining principal and accrued interest at the expiration of each month following the first anniversary of your employment; and repayment of the loan, to the extent unforgiven, will be due not later than 180 days after you are no longer performing services for the Company.  Notwithstanding the foregoing, in the event (i) the fair market value of the vested shares of common stock subject to the Option equal or exceed $5,000,000 for any period of thirty (30) consecutive calendar days following a public offering of the Company’s shares, and (ii) you may legally dispose of the shares under applicable securities laws throughout such 30-day period, then the entire amount of the loan (including any previously forgiven amount) will thereupon become due on the date one hundred eighty (180) days after the end of such 30-day period.  You may draw the loan proceeds, subject to documentation, at any time after the first 15 days of your employment.  In the event your employment terminates due to your termination by the Company without “cause” as defined in this Agreement or due to your resignation under paragraph 9(iv) of this Agreement, then the loan will be forgiven; and in the event your employment terminates due to death or Disability (as defined below, one-half of the unforgiven amount will be forgiven.

d.             Professional Requirements.  The Company will pay the costs of your State Bar dues, your required Continuing Legal Education courses and those professional education programs reasonably necessary for the performance of you duties as the Company’s chief legal officer.  Your participation in such programs will be considered work time and the travel expenses associated with attendance at such conferences will be paid according to the Company’s expense reimbursement policies.

e.             Reimbursement of Legal Expenses.  The Company will reimburse you the reasonable attorney’s fees and expenses you incur in obtaining legal advice and in the negotiating and drafting of this Agreement, in an amount not to exceed three thousand dollars ($3,000.)

7.             Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.             Confidentiality of Terms.  You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice, and you may discuss it with other employees of the Company on a need to know basis if required to carry out your duties as the Company’s chief legal officer.

9.             At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.  In addition, if you are terminated by the Company without “cause,” as defined below, then:

(i)            your annual base salary will continue to be paid in accordance with the Company’s standard payroll policies until the earlier of (A) twelve (12) months following the date of termination (nine (9) months following the date of termination if termination is more than six (6) months following the Chief Executive Officer’s start date), or (B) your acceptance of other full-time employment at an equal or greater base salary.  If you obtain full time employment at an annualized base salary less than the annualized base salary you were entitled to at the Company, then the Company will pay you the difference in monthly base salary on a monthly basis until the end of the Company’s severance pay obligation.  You shall have no obligation to obtain other employment during the severance payment period;

(ii)           you will continue to receive benefits pursuant to the Company’s Benefit Plans, provided that such Benefit Plans permit continuation post-termination by payment of State or Federal COBRA premiums, at the Company’s expense until the earlier of (A) twelve (12) months following the date of termination (nine (9) months following the date of termination if termination is more than six (6) months following the Chief Executive Officer’s start date), or (B) you are no longer eligible for State or Federal COBRA;

(iii)          the number of shares exercisable under your outstanding options shall be measured as if the termination occurred twelve (12) months after the actual date of termination; and

(iv)          you shall be entitled to the benefits described in subparagraphs (i), (ii) and (iii) above if you terminate employment on or before the expiration of 12 months from your start date, or within the first six (6) months after the Chief Executive Officer’s start date, because of Effective Termination.  Effective Termination shall mean: (A) without your express written consent, a significant reduction of your duties, position or responsibilities; or (B) without your express written consent, a substantial reduction of the facilities and perquisites (including office space and location); or (C) a material reduction by the Company of your, base salary; or (D) a reduction by the Company in the kind or level of your benefits to which you are entitled with the result that your overall benefits package is significantly reduced; (E) without your express written consent, the relocation of you to a facility or location more than one-hundred (100) miles from the Company’s current facility or (F) if you are required by the rules of professional responsibility of your profession to resign as the Company’s attorney because of acts or omissions of the Company, its affiliate(s) or any of their employees, agents or Boards of Directors.

(v)           if, upon a change of control (as defined below) of the Company or at any time within twelve (12) months following such change of control, you are terminated by the Company without cause or are Effectively Terminated, then upon such termination, vesting of the unvested portion of any stock option held by you or the Company’s right to repurchase stock under your stock purchase agreements) shall automatically be accelerated (or in the case of the right of repurchase, shall lapse) so that such options or shares, as applicable, shall become completely vested.  In addition, if you are still providing services to the Company on the one-year anniversary following the change of control, the unvested portion of any stock option held by you or the Company’s right to repurchase stock under your stock purchase agreements) shall automatically be accelerated (or in the case of the right of repurchase, shall lapse) so that such options shall become completely vested.  For the purposes of this Section 9(v), “Change of Control” shall mean a merger or reorganization of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, or a sale of securities of the Company, in which transaction the Company’s stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent.  Notwithstanding the foregoing, if it is determined by the Company’s independent public accountants that such accelerated vesting would preclude accounting for the change of control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the change of control that the transaction be accounted for as a pooling of interests, then the accelerated vesting shall not occur pursuant to this section (v) but shall be accelerated at the earliest time which will not preclude accounting as a pooling of interests.

10.           Definition of “Cause.”

“Cause” to terminate your employment is defined as follows:

(A)          your deliberate refusal to substantially perform the duties associated with your position;

(B)           your personally engaging in conduct that you intend to be seriously injurious to the Company, its affiliates or employees;

(C)           your knowing violation of a federal or state law or regulation applicable to the business of the Company

(D)          your being convicted of a felony under the laws of the United States or any State, or the misappropriation of material property belong to, the Company or its affiliates; or

(E)           your knowingly and intentionally breaching in any material respect the terms of your Proprietary Information Agreement.

11.           Definition of “Disability.”

“Disability” means a mental or physical impairment, which in the good faith judgment of the Board of Directors of the Company, prevents you from performing the responsibilities and duties of your position to their satisfaction for a period of forty-five (45) consecutive days or ninety (90) days during any twelve-month period.

Your stock option agreement and/or stock purchase agreement will reflect the vesting acceleration and change of control provisions recited in this Agreement.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.  This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

SUNESIS PHARMACEUTICALS INCORPORATED

By:

Title:

AGREED AND ACCEPTED:

DARYL WINTER

Signature

Date

Enclosure:             Confidential Information and Invention Assignment Agreement

Date: December 19, 2001

RE: Employment Agreement for Daryl Winter dated April 5, 2000

Jim Young

This letter provides an explanation of the intent of the parties with respect to the above referenced Agreement regarding the matter of forgivable loans, specifically the Housing Expense loan described under section 6(c) of the Agreement.  The intent of this loan was to provide a $100,000.00 for a home loan that would be forgiven if my tenure as an employee reached the fifth anniversary from the Hire date.  Additionally, it was understood that if my employment was terminated during the first five years from the Hire date then the loan would be forgiven in proportion to my tenure or more specifically 20% would be forgiven if my employment was terminated after the first year and an additional 1/48 per month of the remaining principle if my employment was terminated each successive month thereafter.

To make sure the Agreement captures this intent I propose to amend the relevant portion of the Agreement to read as follows;

“The loan will be forgiven upon the earlier of a) five (5) years following making of the loan or b) termination of the services you provide the company at-the rate of 20% of the loan amount and accrued interest if your employment has reached its first anniversary, plus 1/48 of the remaining principal and accrued interest at the expiration of each month following the first anniversary of your employment.  Repayment of the loan, to the extent it is unforgiven, will be due no later than 180 days after you are no longer performing services for the Company.”

By our signatures below we agree this was the intent of the agreement and that this language makes it clear that the loan is not forgiven at all until 5 years after the loan was made or that if I am terminated during the first 5 years only the pro rata portion set forth above is forgiven.  The attached amendment (Amendment A) to the subject Employment Agreement incorporates the above proposed language change and certain other changes agreed to.

Jim Young (CEO)	Daryl Winter

Date	Date

Amendment A

This amendment of the Employment Agreement dated April 5, 2001 between Sunesis Pharmaceuticals and Daryl Winter is hereby entered into this 20th day of December 2001.

Regarding section 4.  Compensation of the Agreement, it is agreed that the Base Salary and Bonus, specifically the annual guaranteed bonus, are to be combined so that the new Base Salary defined by the agreement is the sum of both the Bonus and the Base Salary ($225,000.00) as of the date of the Agreement, April 5, 2000.  All annual increases to the Base Salary after April 5, 2000, based on cost of living and merit and approved by the Board of Directors, is to be based on the new combined Base Salary.

Regarding section 6(c) Housing Expense of the Agreement, it is agreed that the second ant third sentences of that section are to be deleted and substituted with the following sentence:

“The loan will 1e forgiven upon the earlier of a) five (5) years following making of the loan or b) termination of the services you provide the company at the rate of 20% of the loan amount and accrued interest if your employment has reached its first anniversary, plus 1/48 of the remaining principal and accrued interest at the expiration of each month following the first anniversary of your employment.  Repayment of the loan, to the extent it is unforgiven, will be due no later than 180 days after you are no longer performing services for the Company.”